As filed with the Securities and Exchange Commission on April 11, 2022

Registration No. 333-228169

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SPIRIT OF TEXAS BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	90-0499552
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1836 Spirit of Texas Way Conroe, TX	77301
(Address of Principal Executive Offices)	(Zip Code)

Spirit of Texas Bancshares, Inc. 2008 Stock Plan, as amended

Spirit of Texas Bancshares, Inc. 2017 Stock Incentive Plan

(Full title of the plans)

George A. Makris, Jr.

Chairman and Chief Executive Officer

Simmons First National Corporation

501 Main Street

Pine Bluff, Arkansas 71601

(Name and address of agent for service)

(870) 541-1000

(Telephone number, including area code, of agent for service)

Copies to:

Frank M. Conner III

Charlotte May

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, D.C. 20001

(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer, “ “accelerated filer, “ “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8, File No. 333-228169 (the “Registration Statement”), filed with the Securities and Exchange Commission on November 5, 2018 by Spirit of Texas Bancshares, Inc., a Texas corporation (“Spirit” or the “Registrant”), registering 1,203,672 shares of Spirit common stock at no par value (“Spirit Common Stock”), reserved for issuance upon exercise of stock options that have been granted under the Spirit of Texas Bancshares, Inc. 2008 Stock Plan, as amended (the “2008 Plan”), 211,267 shares of Spirit Common Stock, reserved for issuance upon exercise of stock options that have been granted under the Spirit of Texas Bancshares, Inc. 2017 Stock Incentive Plan (the “2017 Plan”) and 788,733 shares of Spirit Common Stock reserved for future issuance pursuant to the 2017 Plan.

On April 8, 2022, pursuant to the Agreement and Plan of Merger, dated as of November 18, 2021, by and between Simmons First National Corporation (“Simmons”) and Spirit of Texas Bancshares, Inc. (the “Merger Agreement”), Spirit merged with and into Simmons (the “Merger”), with Simmons as the surviving corporation and successor-by-merger to the plans described in the Registration Statement.

In connection with the Merger, Spirit is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, Spirit hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement and terminates the effectiveness of the Registration Statement.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is included as Annex A in the Registrant’s Schedule 14A filed with the SEC on January 20, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Spirit of Texas Bancshares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pine Bluff, State of Arkansas, on April 11, 2022.

SIMMONS FIRST NATIONAL CORPORATION as successor-in-interest to Spirit of Texas Bancshares, Inc.

By:	/s/ James M. Brogdon
James M. Brogdon
Executive Vice President, Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 of the Securities Act.